Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-117183 and No. 333-36635 on Form S-3 and Registration Statements No. 33-38702, No. 33-46824, No. 33-57235, No. 33-54081, No. 33-54085, No. 33-54087, No. 333-18267, No. 333-22977, No. 333-89853, No. 333-66777, and No. 333-45624 on Form S-8 of our report dated December 20, 2005, relating to the financial statements and financial statement schedule of Quanex Corporation and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Quanex Corporation for the year ended October 31, 2005.

/s/ Deloitte & Touche LLP
Houston, TX
December 21, 2005